SUBSCRIPTION AGREEMENT

THIS AGREEMENT by and between Huntington Asset Services, Inc., a Delaware corporation (“Subscriber”), and the Capitol Series Trust (“Trust”), a business trust organized and existing under and by virtue of the laws of the State of Ohio.

In consideration of the mutual promises set forth herein, the parties agree as follows:

1.	The Trust agrees to sell to Subscriber and Subscriber hereby subscribes to purchase: (i) 100 shares of Meritage Growth Equity Fund – Investor Shares, at a price of ten dollars ($10.00) per share, for a purchase price of one thousand dollars ($1,000.00); (ii) 100 shares of Meritage Value Equity Fund – Investor Shares, at a price of ten dollars ($10.00) per share, for a purchase price of one thousand dollars ($1,000.00); and (iii) 100 shares of Meritage Yield-Focus Equity Fund – Investor Shares, at a price of ten dollars ($10.00) per share, for a purchase price of one thousand dollars ($1,000.00); (iv) 3,200 shares of Meritage Growth Equity Fund – Institutional Shares, at a price of ten dollars ($10.00) per share, for a purchase price of thirty-two thousand dollars ($32,000.00); (v) 3,300 shares of Meritage Value Equity Fund – Institutional Shares, at a price of ten dollars ($10.00) per share, for a purchase price of thirty-three thousand dollars ($33,000.00); and (vi) 3,200 shares of Meritage Yield-Focus Equity Fund – Institutional Shares, at a price of ten dollars ($10.00) per share, for a purchase price of thirty-two thousand dollars ($32,000.00) (each a “Share” and collectively, “Shares”), without par value.

2.	Subscriber agrees to pay one hundred thousand dollars ($100,000.00) for all such Shares at the time of their issuance, which shall occur at any time on or before the effective date of the Trust’s Registration Statement filed by the Trust on Form N-1A with the Securities and Exchange Commission (“Registration Statement”).

3.	Subscriber acknowledges that the Shares to be purchased hereunder have not been registered under the federal securities laws and that, therefore, the Trust is relying on certain exemptions from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. Subscriber also understands that any resale of the Shares or any part thereof, may be subject to restrictions under the federal securities laws, and that Subscriber may be required to bear the economic risk of any investment in the Shares for an indefinite period of time.

4.	Subscriber acknowledges that the purchase of Shares is subject to certain minimum initial investment amounts. Because the subscription to purchase Shares described in Section 1 above fails to meet the Funds’ minimum initial investment requirements, Subscriber acknowledges that this subscription to purchase Shares is subject to and conditioned upon the Adviser to the Funds waiving the minimum initial investment amounts applicable to the purchase of Shares.

5.	Subscriber represents and warrants that (i) Subscriber is acquiring the Shares solely for Subscriber’s own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that Subscriber has no present plan or intention to sell or otherwise dispose of the Shares or any part thereof at any time in the near future and (ii) Subscriber is knowledgeable and experienced with respect to the financial, tax, and business ownership of the Shares and is capable of evaluating the risks and merits of purchasing the Shares and can bear the economic risk of an investment in the Shares for an indefinite period of time and can suffer the complete loss thereof.

6.	Subscriber agrees that Subscriber will not sell or dispose of the Shares or any part thereof, except to the Trust itself, unless a registration statement with respect to such Shares is then in effect under the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives this 19th day of November, 2013.

Capitol Series Trust		Huntington Asset Services, Inc.

By:	/s/ Matthew J. Miller	By:	/s/ John C. Swhear
Name:	Matthew J. Miller	Name:	John C. Swhear
Title:	President	Title:	Vice President

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